--------------------------
                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires: February 28, 2009
                                                      Estimated  average  burden
                                                      hours per response....14.5
                                                      --------------------------



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                          Univision Communications Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                 Class A Common Stock par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    914906102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 2100
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 27, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 44 Pages

                                       13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Asset Management, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    16,099,700
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     16,099,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            16,099,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, PN
------------====================================================================


                               Page 2 of 44 Pages

                                        13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday G.P. (U.S.), L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    16,099,700
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     16,099,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            16,099,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                               Page 3 of 44 Pages

                                        13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    16,099,700
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     16,099,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            16,099,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                               Page 4 of 44 Pages

                                        13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    16,099,700
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     16,099,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            16,099,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 5 of 44 Pages

                                       13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Saurabh K. Mittal
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            India
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    16,099,700
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     16,099,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            16,099,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 6 of 44 Pages

                                        13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    254,800
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     254,800
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            254,800
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================



                               Page 7 of 44 Pages

                                       13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    4,465,700
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     4,465,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            4,465,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 8 of 44 Pages

                                       13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    2,006,000
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     2,006,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,006,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 9 of 44 Pages

                                        13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    277,200
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     277,200
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            277,200
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                              Page 10 of 44 Pages

                                        13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    134,300
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     134,300
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            134,300
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                              Page 11 of 44 Pages

                                        13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            New York
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    122,300
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     122,300
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            122,300
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                              Page 12 of 44 Pages

                                        13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Offshore Investors II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Cayman Islands
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    4,088,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     4,088,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            4,088,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                              Page 13 of 44 Pages

                                        13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    12,030,800
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     12,030,800
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            12,030,800
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================


                              Page 14 of 44 Pages

                                        13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    11,348,900
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     11,348,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            11,348,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.5%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                              Page 15 of 44 Pages

                                       13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    23,379,700
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     23,379,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            23,379,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 16 of 44 Pages

                                        13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    23,379,700
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     23,379,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            23,379,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 17 of 44 Pages

                                       13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    23,379,700
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     23,379,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            23,379,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 18 of 44 Pages

                                        13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    23,379,700
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     23,379,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            23,379,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 19 of 44 Pages

                                        13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Douglas M. MacMahon
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    23,379,700
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     23,379,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            23,379,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 20 of 44 Pages

                                        13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    23,379,700
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     23,379,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            23,379,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 21 of 44 Pages

                                        13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    23,379,700
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     23,379,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            23,379,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 22 of 44 Pages

                                       13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Jason E. Moment
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    23,379,700
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     23,379,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            23,379,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 23 of 44 Pages

                                        13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    23,379,700
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     23,379,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            23,379,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 24 of 44 Pages

                                        13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    23,379,700
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     23,379,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            23,379,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 25 of 44 Pages

                                        13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    23,379,700
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     23,379,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            23,379,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 26 of 44 Pages

                                        13D
===================
CUSIP No. 914906102
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 23,379,700 Class A Shares, which is 9.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    23,379,700
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     23,379,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            23,379,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 27 of 44 Pages

         This Amendment No. 2 to Schedule 13D amends the Schedule 13D initially filed on January 5, 2007 (collectively, with all amendments thereto, the "Schedule 13D").

Item 2.  Identity And Background
-------  -----------------------

         Item 2 of the Schedule 13D is amended and updated to report that the address of the principal business office of the Funds, the Farallon General Partner, the Management Company, the Farallon Individual Reporting Persons and the managing members of the Farallon General Partner and Management Company (as identified on Annex 1 filed with the initial Schedule 13D) has changed from c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San
Francisco, California 94111 to c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

Item 3.  Source And Amount Of Funds And Other Consideration
------   --------------------------------------------------

         Item 3 of the Schedule 13D is amended and supplemented by the following:

         The net investment cost (including commissions) for the Class A Shares acquired by each of the Funds and the Managed Accounts since the filing of the prior Schedule 13D is set forth below:

     Entity                Class A Shares  Acquired           Approximate Net
     ------                ------------------------           ----------------
                                                              Investment Cost
                                                              ---------------
     Noonday Fund                  63,800                       $2,295,606
     FCP                          853,900                      $30,726,053
     FCIP                         290,800                      $10,463,757
     FCIP II                       52,500                       $1,889,099
     FCIP III                      30,500                       $1,097,456
     Tinicum                       23,300                         $838,421
     FCOI II                      699,200                      $25,159,516
     Managed Accounts           2,331,495                      $83,894,129



         The consideration for such acquisitions was obtained as follows: (i) with respect to the Noonday Fund, FCP, Tinicum and FCOI II, from working capital and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by the Noonday Fund, FCP, Tinicum and FCOI II at Goldman, Sachs & Co.; (ii) with respect to FCIP, FCIP II and FCIP III, from working capital; and (iii) with respect to the Managed Accounts, from the working capital of the Managed Accounts and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. The Noonday Fund, FCP, Tinicum, FCOI II and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Class A Shares.


                              Page 28 of 44 Pages

Item 4.  Purpose Of The Transaction
-----------------------------------

Item 4 of the Schedule 13D is amended and restated in its entirety as follows:

         The purpose of the acquisition of the Class A Shares is for investment, and the acquisitions of the Class A Shares by each of the Funds and the Managed Accounts were made in the ordinary course of business and were not made for the purpose of acquiring control of the Company.

         In addition to the acquisition of the Class A Shares, certain of the Funds and Managed Accounts have agreed to purchase in the secondary market certain of the senior notes due 2015 (the "Notes") offered and to be issued by Umbrella Acquisition, Inc. ("Merger Sub"). Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. Upon consummation of such merger, the Notes will become obligations of the Company. As of the date of this filing, certain of the Funds and Managed Account own approximately 0.5% of the total principal amount of the Notes to be issued. For additional details on the Notes, please refer to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2007.

         Although no Reporting Person has any specific plan or proposal to acquire or dispose of Class A Shares and/or Notes, consistent with its investment purpose, each Reporting Person at any time and from time to time may acquire additional Class A Shares and/or Notes or dispose of any or all of its Class A Shares and/or Notes depending upon an ongoing evaluation of the investment in the Class A Shares and/or Notes prevailing market conditions, other investment opportunities, liquidity requirements of the Reporting Person and/or other investment considerations. No Reporting Person has made a determination regarding a maximum or minimum number of Class A Shares and/or Notes which it may hold at any point in time.

         Also, consistent with their investment intent, the Reporting Persons may engage in communications with, without limitation, one or more shareholders of the Company, one or more officers of the Company and/or one or more members of the board of directors of the Company regarding the Company, including but not limited to its operations.

         Except to the extent the foregoing may be deemed a plan or proposal, none of the Reporting Persons has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (a) through (j), inclusive, of the instructions to Item 4 of Schedule 13D. The Reporting Persons may, at any time and from time to time, review or reconsider their position and/or change their purpose and/or formulate plans or proposals with respect thereto.

Item 5.  Interest In Securities Of The Issuer
-------  ------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:


                              Page 29 of 44 Pages

         (a)      The Funds
                  ---------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Fund is incorporated herein by reference for each such Fund. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 249,721,609 Class A Shares outstanding as of January 8, 2007 as reported by the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission on February 9, 2007.

                  (c) The trade dates, number of Class A Shares purchased or sold and the price per Class A Shares (including commissions) for all purchases and sales of the Class A Shares by the Funds since the filing of the prior
                           Schedule 13D are set forth on Schedules A-G hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Funds as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

                  (e)      Not applicable.

         (b)      The Noonday Sub-adviser Entities
                  --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Sub-adviser Entity is incorporated herein by reference for each such Noonday Sub-adviser Entity.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Funds as reported herein. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing


                              Page 30 of 44 Pages
                           members of both the Farallon General Partner and the Management Company.

                  (e)      Not applicable.

         (c)      The Noonday Individual Reporting Persons
                  ----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Individual Reporting Person is incorporated herein by reference for each such Noonday Individual Reporting Person.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Funds. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Managed Accounts. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e)      Not applicable.

         (d)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c) The trade dates, number of Class A Shares purchased or sold and the price per Class A Shares (including commissions) for all purchases and sales of the Class A Shares by the Management Company on behalf of the Managed Accounts since the filing of the prior
                           Schedule 13D are set forth on Schedule H hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all


                              Page 31 of 44 Pages
                           or certain of the Class A Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Management Company.

                  (e)      Not applicable.

         (e)      The Farallon General Partner
                  ----------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Farallon General Partner is incorporated herein by reference.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Funds as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

                  (e)      Not applicable.

         (f)      The Farallon Individual Reporting Persons
                  -----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Individual Reporting Person is incorporated herein by reference for each such Farallon Individual Reporting Person.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Funds as reported herein. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Class A Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing


                              Page 32 of 44 Pages
                           members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e)      Not applicable.

         The Class A Shares reported hereby for the Funds are owned directly by the Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The First Noonday
Sub-adviser and the Second Noonday Sub-adviser, as sub-investment advisers to the Funds and the Managed Accounts, may be deemed to be the beneficial owners of all such Class A Shares owned by the Farallon Funds and the Managed Accounts. The Noonday General Partner, as general partner to the Second Noonday Sub-adviser, may be deemed to be the beneficial owner of all such Class A Shares owned by the Farallon Funds and the Managed Accounts. The Noonday Individual Reporting Persons, as managing members of both the First Noonday Sub-adviser and the Noonday General Partner, may each be deemed to be the beneficial owner of all such Class A Shares owned by the Farallon Funds and the Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Class A Shares owned by the Managed Accounts. The Farallon General Partner, as general partner to the Farallon Funds and managing member of the Noonday Fund, may be deemed to be the beneficial owner of all such Class A Shares owned by the Funds. The Farallon Individual Reporting Persons, as managing members of both the Management Company and the Farallon General Partner with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Class A Shares owned by the Funds and the Managed Accounts. Each of the Noonday Sub-adviser Entities, the Management Company, the Farallon General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Class A Shares.

















                              Page 33 of 44 Pages

                                   SIGNATURES
                                   ----------


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  March 8, 2007


                               /s/ Mark C. Wehrly
                            ----------------------------------------
                            NOONDAY G.P. (U.S.), L.L.C.
                            By Mark C. Wehrly,
                            Attorney-in-fact


                               /s/ Mark C. Wehrly
                            ----------------------------------------
                            NOONDAY CAPITAL, L.L.C.,
                            On its own behalf and
                            as the General Partner of
                            NOONDAY ASSET MANAGEMENT, L.P.
                            By Mark C. Wehrly,
                            Attorney-in-fact


                               /s/ Mark C. Wehrly
                            ----------------------------------------
                            FARALLON PARTNERS, L.L.C.,
                            On its own behalf, as the General Partner of
                            FARALLON CAPITAL PARTNERS, L.P.,
                            FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P. and
                            FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
                            and as the Managing Member of
                            NOONDAY CAPITAL PARTNERS, L.L.C.
                            By Mark C. Wehrly,
                            Managing Member


                               /s/ Mark C. Wehrly
                            ---------------------------------------
                            FARALLON CAPITAL MANAGEMENT, L.L.C.
                            By Mark C. Wehrly,
                            Managing Member


                              Page 34 of 44 Pages

                          /s/ Mark C. Wehrly
                       ----------------------------------------
                       Mark C. Wehrly, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier
                       and Thomas F. Steyer


         The Powers of Attorney executed by Ding and Schrier authorizing Wehrly to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Persons with respect to the Common Stock of Salix Pharmaceuticals, Ltd., are hereby incorporated by reference. The Power of Attorney executed by Patel authorizing Wehrly to sign and file this
Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Powers of Attorney executed by Noonday G.P. (U.S.), L.L.C., Noonday Asset Management, L.P., Noonday Capital, L.L.C. and Cohen authorizing Wehrly to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 5 to the Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., are hereby incorporated by reference. The Power of Attorney executed by Mittal authorizing Wehrly to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 6 to the Schedule 13G filed with the Securities and Exchange Commission on October 5, 2005, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Power of Attorney executed by Moment authorizing Wehrly to sign and file this Schedule 13D on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 9, 2006, by such Reporting Person with respect to the Common Stock of Vintage Petroleum, Inc., is hereby incorporated by reference. The Powers of Attorney executed by Duhamel, Fried, Landry, Mellin, Millham and Steyer authorizing Wehrly to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13G filed with the Securities and Exchange Commission on January 13, 2006, by such Reporting Persons with respect to the Common Stock of Arbor Realty Trust, Inc., are hereby incorporated by reference. The Power of Attorney executed by MacMahon authorizing Wehrly to sign and file this Schedule 13D on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 5, 2007, by such Reporting Person with respect to the Class A Common Stock of Univision Communications Inc., is hereby incorporated by reference.








                              Page 35 of 44 Pages

                                   SCHEDULE A
                                   ----------


                        NOONDAY CAPITAL PARTNERS, L.L.C.
                        --------------------------------


                            NO. OF CLASS A SHARES           PRICE PER
    TRADE DATE                  PURCHASED                CLASS A SHARE ($)
   ------------                 ----------              ------------------

     2/16/2007                    1,700                      35.97
     2/20/2007                      900                      35.92
     2/20/2007                    4,400                      35.93
     2/20/2007                      400                      35.96
     2/21/2007                    3,200                      36.02
     2/21/2007                      900                      35.96
     2/22/2007                    1,700                      36.02
     2/22/2007                    2,900                      36.02
     2/23/2007                    7,400                      36.03
     2/23/2007                    1,800                      36.03
     2/27/2007                   13,200                      35.98
     2/27/2007                    4,400                      35.94
     2/27/2007                    1,700                      35.96
     2/27/2007                    1,100                      35.92
     2/27/2007                    4,400                      35.93
     2/28/2007                    3,000                      35.98
     2/28/2007                    7,000                      36.00
      3/1/2007                    3,700                      35.98





                              Page 36 of 44 Pages

                                   SCHEDULE B
                                   ----------

                         FARALLON CAPITAL PARTNERS, L.P.
                         -------------------------------

                            NO. OF CLASS A SHARES           PRICE PER
    TRADE DATE                  PURCHASED                CLASS A SHARE ($)
   ------------                 ----------              ------------------

     2/16/2007                    19,500                     35.97
     2/20/2007                     9,800                     35.92
     2/20/2007                    48,800                     35.93
     2/20/2007                     3,900                     35.96
     2/21/2007                    35,500                     36.02
     2/21/2007                     9,600                     35.96
     2/22/2007                    19,500                     36.02
     2/22/2007                    32,600                     36.02
     2/23/2007                    82,500                     36.03
     2/23/2007                    19,500                     36.03
     2/27/2007                   144,400                     35.98
     2/27/2007                    48,100                     35.94
     2/27/2007                    19,300                     35.96
     2/27/2007                    12,500                     35.92
     2/27/2007                    48,100                     35.93
     2/28/2007                    33,000                     35.98
     2/28/2007                    78,000                     36.00
      3/1/2007                    41,100                     35.98
      3/7/2007                    42,400                     35.98
      3/7/2007                    63,000                     35.99
      3/7/2007                    21,000                     36.00
      3/7/2007                    21,800                     36.00




                              Page 37 of 44 Pages

                                   SCHEDULE C
                                   ----------

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.
                  ---------------------------------------------

                            NO. OF CLASS A SHARES           PRICE PER
    TRADE DATE                  PURCHASED                CLASS A SHARE ($)
   ------------                 ----------              ------------------

     2/16/2007                    7,000                      35.97
     2/20/2007                    3,500                      35.92
     2/20/2007                   17,500                      35.93
     2/20/2007                    1,400                      35.96
     2/21/2007                   12,900                      36.02
     2/21/2007                    3,500                      35.96
     2/22/2007                    7,000                      36.02
     2/22/2007                   11,700                      36.02
     2/23/2007                   29,600                      36.03
     2/23/2007                    7,000                      36.03
     2/27/2007                   52,500                      35.98
     2/27/2007                   17,500                      35.94
     2/27/2007                    7,000                      35.96
     2/27/2007                    4,600                      35.92
     2/27/2007                   17,500                      35.93
     2/28/2007                   11,800                      35.98
     2/28/2007                   28,000                      36.00
      3/1/2007                   13,700                      35.98
      3/7/2007                   10,600                      35.98
      3/7/2007                   15,800                      35.99
      3/7/2007                    5,300                      36.00
      3/7/2007                    5,400                      36.00





                              Page 38 of 44 Pages

                                   SCHEDULE D
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
                ------------------------------------------------

                            NO. OF CLASS A SHARES           PRICE PER
    TRADE DATE                  PURCHASED                CLASS A SHARE ($)
   ------------                 ----------              ------------------

     2/16/2007                   1,200                       35.97
     2/20/2007                     600                       35.92
     2/20/2007                   3,100                       35.93
     2/20/2007                     300                       35.96
     2/21/2007                   2,300                       36.02
     2/21/2007                     600                       35.96
     2/22/2007                   1,300                       36.02
     2/22/2007                   2,100                       36.02
     2/23/2007                   5,300                       36.03
     2/23/2007                   1,200                       36.03
     2/27/2007                   9,400                       35.98
     2/27/2007                   3,100                       35.94
     2/27/2007                   1,300                       35.96
     2/27/2007                     800                       35.92
     2/27/2007                   3,100                       35.93
     2/28/2007                   2,100                       35.98
     2/28/2007                   5,000                       36.00
      3/1/2007                   2,600                       35.98
      3/7/2007                   2,000                       35.98
      3/7/2007                   3,000                       35.99
      3/7/2007                   1,000                       36.00
      3/7/2007                   1,100                       36.00






                              Page 39 of 44 Pages

                                   SCHEDULE E
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.
                -------------------------------------------------

                            NO. OF CLASS A SHARES           PRICE PER
    TRADE DATE                  PURCHASED                CLASS A SHARE ($)
   ------------                 ----------              ------------------

     2/16/2007                     800                       35.97
     2/20/2007                     400                       35.92
     2/20/2007                   1,900                       35.93
     2/20/2007                     200                       35.96
     2/21/2007                   1,400                       36.02
     2/21/2007                     400                       35.96
     2/22/2007                     700                       36.02
     2/22/2007                   1,200                       36.02
     2/23/2007                   3,200                       36.03
     2/23/2007                     700                       36.03
     2/27/2007                   5,700                       35.98
     2/27/2007                   1,900                       35.94
     2/27/2007                     700                       35.96
     2/27/2007                     500                       35.92
     2/27/2007                   1,900                       35.93
     2/28/2007                   1,300                       35.98
     2/28/2007                   3,000                       36.00
      3/1/2007                   1,100                       35.98
      3/7/2007                   1,000                       35.98
      3/7/2007                   1,500                       35.99
      3/7/2007                     500                       36.00
      3/7/2007                     500                       36.00










                              Page 40 of 44 Pages

                                   SCHEDULE F
                                   ----------

                             TINICUM PARTNERS, L.P.
                             ----------------------

                            NO. OF CLASS A SHARES           PRICE PER
    TRADE DATE                  PURCHASED                CLASS A SHARE ($)
   ------------                 ----------              ------------------

     2/16/2007                     500                       35.97
     2/20/2007                     200                       35.92
     2/20/2007                   1,200                       35.93
     2/20/2007                     100                       35.96
     2/21/2007                     900                       36.02
     2/21/2007                     200                       35.96
     2/22/2007                     500                       36.02
     2/22/2007                     800                       36.02
     2/23/2007                   2,100                       36.03
     2/23/2007                     500                       36.03
     2/27/2007                   3,700                       35.98
     2/27/2007                   1,300                       35.94
     2/27/2007                     500                       35.96
     2/27/2007                     300                       35.92
     2/27/2007                   1,300                       35.93
     2/28/2007                     800                       35.98
     2/28/2007                   2,000                       36.00
      3/1/2007                   1,100                       35.98
      3/7/2007                   1,500                       35.98
      3/7/2007                   2,300                       35.99
      3/7/2007                     800                       36.00
      3/7/2007                     700                       36.00










                              Page 41 of 44 Pages

                                   SCHEDULE G
                                   ----------

                  FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
                  --------------------------------------------

                            NO. OF CLASS A SHARES           PRICE PER
    TRADE DATE                  PURCHASED                CLASS A SHARE ($)
   ------------                 ----------              ------------------

     2/16/2007                     15,700                    35.97
     2/20/2007                      7,800                    35.92
     2/20/2007                     38,800                    35.93
     2/20/2007                      3,100                    35.96
     2/21/2007                     28,600                    36.02
     2/21/2007                      7,700                    35.96
     2/22/2007                     15,500                    36.02
     2/22/2007                     25,900                    36.02
     2/23/2007                     65,600                    36.03
     2/23/2007                     15,500                    36.03
     2/27/2007                    116,200                    35.98
     2/27/2007                     38,800                    35.94
     2/27/2007                     15,500                    35.96
     2/27/2007                     10,100                    35.92
     2/27/2007                     38,700                    35.93
     2/28/2007                     25,800                    35.98
     2/28/2007                     61,000                    36.00
      3/1/2007                     34,800                    35.98
      3/7/2007                     38,300                    35.98
      3/7/2007                     57,000                    35.99
      3/7/2007                     19,000                    36.00
      3/7/2007                     19,800                    36.00









                              Page 42 of 44 Pages

                                   SCHEDULE H
                                   ----------

                       FARALLON CAPITAL MANAGEMENT, L.L.C.
                       -----------------------------------

                            NO. OF CLASS A SHARES           PRICE PER
    TRADE DATE                  PURCHASED                CLASS A SHARE ($)
   ------------                 ----------              ------------------

     2/16/2007                     46,600                    35.97
     2/20/2007                     23,300                    35.92
     2/20/2007                    116,800                    35.93
     2/20/2007                      9,400                    35.96
     2/21/2007                     85,900                    36.02
     2/21/2007                     23,300                    35.96
     2/22/2007                     46,100                    36.02
     2/22/2007                     77,100                    36.02
     2/23/2007                    195,700                    36.03
     2/23/2007                     46,300                    36.03
     2/27/2007                    348,700                    35.98
     2/27/2007                    116,100                    35.94
     2/27/2007                     46,500                    35.96
     2/27/2007                     30,200                    35.92
     2/27/2007                    116,300                    35.93
     2/28/2007                     77,700                    35.98
     2/28/2007                    184,000                    36.00
      3/1/2007                     96,300                    35.98
      3/7/2007                    105,995                    35.98
      3/7/2007                    157,400                    35.99
      3/7/2007                     52,400                    36.00
      3/7/2007                     54,700                    36.00

     2/16/2007                      7,000                    35.97
     2/20/2007                      3,500                    35.92
     2/20/2007                     17,500                    35.93
     2/20/2007                      1,400                    35.96
     2/21/2007                     13,800                    36.02
     2/21/2007                      3,800                    35.96
     2/22/2007                      7,700                    36.02
     2/22/2007                     12,900                    36.02
     2/23/2007                     31,700                    36.03


                              Page 43 of 44 Pages

     2/23/2007                      7,500                    36.03
     2/27/2007                     56,200                    35.98
     2/27/2007                     18,800                    35.94
     2/27/2007                      7,500                    35.96
     2/27/2007                      4,900                    35.92
     2/27/2007                     18,700                    35.93
     2/28/2007                     13,500                    35.98
     2/28/2007                     32,000                    36.00
      3/1/2007                     16,300                    35.98












                              Page 44 of 44 Pages